UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION

[Briggs & Stratton Logo]

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Opryland Hotel Convention Center, 2800 Opryland Drive, Nashville, Tennessee, on Wednesday, October 15, 2003, at 9:00 a.m. Central Daylight Time, for the following purposes:

(a)	To elect three directors to serve for three-year terms expiring in 2006; and

(b)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors

Wauwatosa, Wisconsin

September 11, 2003

ROBERT F. HEATH, Secretary

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card.

The Opryland Hotel Convention Center is located in Nashville, Tennessee, 7 miles northeast of Nashville International Airport and 9 miles northeast of downtown Nashville, Exit 12 off Briley Parkway, between 1-40 and 1-65.

Proxy Statement

* * * * *

GENERAL INFORMATION

This Proxy Statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 15, 2003 at the Opryland Hotel Convention Center, 2800 Opryland Drive, Nashville, Tennessee. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. This Proxy Statement and the form of proxy will be mailed to shareholders on or about September 11, 2003.

Who Can Vote?

Shareholders of record at the close of business on August 21, 2003 are entitled to notice of and to vote at the meeting. On August 21, 2003, Briggs & Stratton had outstanding 22,103,623 shares of $.01 par value common stock entitled to one vote per share.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning your signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Daylight Time on October 14, 2003.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented at the meeting is required for the election of directors. A vote withheld counts toward the quorum requirement and has the effect of a vote against the director nominee or nominees. The Inspectors of Election appointed by the Board of Directors count the votes and ballots.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Innisfree M&A Incorporated to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $9,000 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2006. Six directors will continue to serve for the terms designated in the following General Information Table. All directors are elected subject to the Bylaw restriction that they may not serve beyond the Annual Meeting following attainment of age 70.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

Director Compensation

Each nonemployee director of Briggs & Stratton receives an annual retainer fee of $20,000 and an annual award of 200 shares of Briggs & Stratton common stock, a fee of $1,500 for each Board or Committee meeting attended, and a fee of $250 for participating in any written consent resolution. The Chairs of the Audit, Compensation and Nominating and Governance Committees receive an additional annual retainer fee of $3,000.

Under the Deferred Compensation Plan for Directors, nonemployee directors may elect to defer receipt of all or a portion of their directors’ fees until any date but no later than the year in which the director attains the age of 71 years. Participants may elect to have cash deferred amounts either: (1) credited with interest quarterly at 80% of the prevailing prime rate or (2) converted into common share units, based on the deferral date closing price of Briggs & Stratton’s common stock. Shares of Briggs & Stratton common stock deferred will be credited to a common stock account. Any balance in either the common stock account or the common share unit account will be credited with an amount equivalent to any dividend paid on Briggs & Stratton’s common stock, which will be converted into additional common share units. The balance in the common stock account will be distributed in shares of Briggs & Stratton common stock. Common share units may be distributed in cash or stock at the election of the directors. All other distributions will be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business.

Nonemployee directors participate in a Director’s Leveraged Stock Option Plan (the “Plan”). In general, the Plan is structured so that each nonemployee director may receive a grant of nonqualified stock options (“LSOs”). The number of LSOs is to be determined by reference to the Company Performance Factor achieved under the Economic Value Added Incentive Compensation Plan (“EVA® Plan”). When performance reaches target under the EVA Plan, each nonemployee director will be awarded options to purchase 2,000 shares. Performance exceeding target will result in additional shares granted on a sliding scale. Performance less than target may result in no option grants. The LSOs are premium priced with the exercise price equal to the exercise price for LSOs granted under the LSO Program for Senior Executives of Briggs & Stratton and have the same vesting provisions and expiration terms. The Director’s LSO Plan is structured so that a fair return must be provided to Briggs & Stratton’s shareholders before the options become valuable. There were 14,000 LSOs granted to nonemployee directors for fiscal 2003.

Nonemployee directors are encouraged to use Company products to enhance their understanding and appreciation of the Company’s business. Directors may receive up to $10,000 annually of Company products and products powered by the Company’s engines and motors. The value of the products is included in the directors’ taxable income, and the Company reimburses directors for applicable tax liability associated with the receipt of products. In fiscal 2003, David Burner received $1,741 to cover the purchase of products and the associated tax liability, Eunice Filter received $10,302, and Robert O’Toole received $12,655.

General Information About the Nominees and Directors

Name, Age, Principal Occupation for Past Five Years and Directorships		Year First Became a Director
Nominees for Election at the Annual Meeting (Class of 2006):

[Photo]	ROBERT J. O’TOOLE, 62 (2) (4)	1997

	Chairman of the Board, President and Chief Executive Officer, A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters. Director of Factory Mutual Insurance Co., Marshall & Ilsley Corporation, A.O. Smith Corporation and Sensient Technologies.

[Photo]	JOHN S. SHIELY, 51 (3)	1994

	Chairman (2003), President and Chief Executive Officer of Briggs & Stratton since July 1, 2001; previously President and Chief Operating Officer. Director of Marshall & Ilsley Corporation and Quad/Graphics, Inc.

[Photo]	CHARLES I. STORY, 49 (1) (3)	1994

	President and Chief Executive Officer, INROADS, Inc., an international non-profit training and development organization which prepares talented minorities for careers in business and engineering. Director of INROADS, Inc. and ChoicePoint Inc. Advisory Director of AmSouth Bank.

Incumbent Directors (Class of 2005):

[Photo]	MICHAEL E. BATTEN, 63 (1) (3) (4)	1984

	Chairman and Chief Executive Officer of Twin Disc, Incorporated, manufacturer of power transmission equipment. Director of Twin Disc, Incorporated, Sensient Technologies Corporation and Walker Forge, Inc.

[Photo]	JAY H. BAKER, 69 (1) (2)	1999

	Retired. President of Kohl’s Corporation, an operator of family oriented, specialty department stores, until 2000. Director of Kohl’s Corporation.

[Photo]	BRIAN C. WALKER, 41 (2)	2002

	President and Chief Operating Officer, Herman Miller, Inc., a global provider of office furniture and services. President of Herman Miller, N.A. from 1999-2003; previously Chief Financial Officer. Director of The Brown Corporation of America, Inc.

Footnotes (1), (2), (3) and (4) are on page 4.

Name, Age, Principal Occupation for Past Five Years and Directorships		Year First Became a Director
Incumbent Directors (Class of 2004):

[Photo]	EUNICE M. FILTER, 62 (1) (4)	1997

	Retired Vice President, Treasurer and Secretary of Xerox Corporation, a manufacturer of office equipment. Director of LaBranche & Co., Inc.

[Photo]	DAVID L. BURNER, 64 (2) (4)	2000

	Chairman of Goodrich Corporation, an aircraft systems and services company. Chairman and Chief Executive Officer from 1997-2003. Director of Progress Energy, Inc., Milacron Inc., Lance, Inc. and Goodrich Corporation.

[Photo]	WILLIAM F. ACHTMEYER, 48	2003

	Chairman and Managing Partner of The Parthenon Group, a leading strategic advisory and principal investment firm.

Committee Membership: (1) Nominating and Governance, (2) Compensation, (3) Executive, (4) Audit.

The Board of Directors held four meetings and two executive sessions attended by nonemployee directors in fiscal 2003. All of the directors attended 75% or more of the meetings of the Board and the Committees upon which they serve.

The Nominating and Governance Committee, composed of four nonemployee directors, is chaired by Michael E. Batten, who also serves as presiding director at executive sessions of the Board. The Committee:

•	proposes to the Board of Directors a slate of nominees for election by the shareholders at the Annual Meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements;

•	reviews candidates recommended by shareholders for election to the Board of Directors;

•	develops plans regarding the size and composition of both the Board of Directors and Committees; and

•	monitors and makes recommendations to the Board of Directors concerning corporate governance matters.

The Committee will consider candidates for the Board of Directors recommended by a shareholder who submits a recommendation in writing to the Secretary of Briggs & Stratton stating the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. All letters suggesting candidates must be received by the Secretary of Briggs & Stratton at its principal executive offices on or before May 1 of the year of the Annual Meeting in which the candidate’s nomination would be voted upon.

Any direct nominations by shareholders for the Board of Directors must be made in accordance with the advance written notice requirements of Briggs & Stratton’s Bylaws. A copy of the Bylaws may be obtained from the Secretary of Briggs & Stratton. For consideration at the 2004 Annual Meeting, nominations must be received by the Secretary no earlier than July 9, 2004 and no later than August 4, 2004.

The Nominating and Governance Committee held five meetings during fiscal 2003.

The Compensation Committee, chaired by Mr. Burner, is composed of four nonemployee directors.

This Committee:

•	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation;

•	reviews the compensation and benefits provided to executive officers and makes recommendations to the Board of Directors as to salary levels and benefits;

•	reviews and recommends to the Board of Directors the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees;

•	administers the Company’s Stock Incentive Plan and Economic Value Added Incentive Compensation Plan;

•	reviews the Company’s management succession plan; and

•	prepares an annual report on executive compensation.

The Compensation Committee held five meetings during fiscal 2003.

The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the business and the affairs of Briggs & Stratton between meetings of the Board, except as provided in the Bylaws. The Executive Committee held no meetings during fiscal 2003.

The Audit Committee, chaired by Mr. O’Toole, is composed of four nonemployee directors. Each member of the Committee has been determined by the Board to satisfy the requirements for an audit committee financial expert under the rules of the Securities and Exchange Commission, and to be independent under the rules of the Commission and the New York Stock Exchange. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the financial statements of Briggs & Stratton and review with the independent accountants the audited financial statements and their report;

•	retain independent public accountants to audit the books and accounts of Briggs & Stratton;

•	oversee the independence and performance of Briggs & Stratton’s internal and external auditors;

•	review and approve non-audit services performed by the independent public accountants;

•	review the accountants’ recommendations on accounting policies and internal controls;

•	review internal accounting and auditing procedures; and

•	monitor Briggs & Stratton’s compliance with legal and regulatory requirements.

The Audit Committee held six meetings during fiscal 2003.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four nonemployee directors. The Committee acts under a written Audit Committee Charter adopted by the Board of Directors. Each member of the Audit Committee is an audit committee financial expert and is independent under the rules of the Securities and Exchange Commission and New York Stock Exchange.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of Briggs & Stratton’s audited financial statements to generally accepted accounting principles. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed Briggs & Stratton’s audited financial statements with management and Deloitte & Touche LLP, the Company’s independent auditors. The Audit Committee has discussed with the independent auditors the matters related to the conduct of the audit required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee also discussed with the independent auditors the quality and adequacy of the Company’s internal controls.

In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures of all relationships between Briggs & Stratton and Deloitte & Touche LLP that may bear on independence and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with that firm its independence.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2003 for filing with the Securities and Exchange Commission.

During fiscal year 2003, Briggs & Stratton retained Deloitte & Touche LLP to provide services for which it billed the following fees:

Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$222,729	None	$208,904

The category of “all other fees” includes $34,000 for audit related fees and $159,233 for tax compliance and preparation of tax returns. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

Submitted by the Audit Committee of the Board of Directors:

Robert J. O’Toole, Chairman

Michael E. Batten

David L. Burner

Eunice M. Filter

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mac-Per-Wolf Company (formerly Perkins, Wolf, McDonnell & Company) 310 South Michigan Avenue, Suite 2600 Chicago, Illinois 60604	1,480,700	6.70%

Mac-Per-Wolf Company (formerly Perkins, Wolf, McDonnell & Company) reports that as of July 31, 2003 it had sole voting power and sole dispositive power with respect to 5,500 shares and shared voting power and shared dispositive power with respect to 1,475,200 shares.

Janus Small Cap Value Fund (formerly Berger Small Cap Value Fund) reports that as of June 30, 2003 it was a beneficial owner of 900,000 shares of common stock. The investment and voting rights for these shares are the sole responsibility of Mac-Per-Wolf Company, and the 900,000 shares are included in the amounts reported above.

This beneficial ownership information is based on information furnished by the beneficial owners as of July 31, 2003. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, nominee and named executive officer, and by all directors and executive officers as a group, as of August 21, 2003.

				Nature of Beneficial Ownership
Directors and Executive Officers	Total No. of Shares Beneficially Owned		Percent of Class	Sole Voting and Investment Power	Shared Voting And Investment Power	Sole Voting Power Only
William F. Achtmeyer	0		*	0	0	0
Jay H. Baker	5,600	(a)	*	3,700	1,900	0
Michael E. Batten	8,600	(a)	*	8,600	0	0
James E. Brenn	293,911	(a)(b)	1.4	61,815	229,096	3,000
David L. Burner	600	(c)	*	600	0	0
Eunice M. Filter	8,027	(a)(c)	*	8,027	0	0
Paul M. Neylon	66,462	(a)	*	63,462	0	3,000
Robert J. O’Toole	7,800	(a)	*	7,800	0	0
Stephen H. Rugg	22,875	(a)	*	22,875	0	0
Thomas R. Savage	61,732	(a)	*	58,732	0	3,000
John S. Shiely	473,261	(a)(d)	2.2	177,506	294,000	1,755
Charles I. Story	7,795	(a)	*	6,795	1,000	0
Brian C. Walker	200		*	200	0	0
All directors and executive officers as a group (21 persons including the above named persons)	1,087,701	(a)(b)(c)(d)	5.0	538,833	526,100	22,768

*	Less than 1%
(a)	Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Baker (3,000 shares), Mr. Batten (7,000 shares), Mr. Brenn (55,890 shares), Ms. Filter (6,000 shares), Mr. Neylon (51,700 shares), Mr. O’Toole (6,000 shares), Mr. Rugg (16,967 shares), Mr. Savage (55,950 shares), Mr. Shiely (130,750 shares), Mr. Story (6,000 shares), and all directors and executive officers as a group (453,604 shares).
(b)	Includes 219,500 shares in the Briggs & Stratton Retirement Plan. Mr. Brenn shares beneficial ownership of these shares through joint voting and investment power.
(c)	Does not include phantom stock units acquired through deferral of director fees under the Deferred Compensation Plan for the following Directors: Mr. Burner – 3,126 and Ms. Filter – 45.
(d)	Includes 294,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Shiely shares beneficial ownership through joint voting and investment power.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and certain officers of Briggs & Stratton to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal 2003 were accomplished in a timely manner.

PERFORMANCE GRAPH

The chart below is a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1998 in each of Briggs & Stratton common stock, the Standard & Poor’s (S&P) Smallcap 600 Index and the S&P Machinery Index.

FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*

Briggs & Stratton versus Published Indices

*	Total return calculation is based on compounded monthly returns with reinvested dividends.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Briggs & Stratton’s Compensation Committee consists of four nonemployee directors responsible for considering and approving compensation arrangements for senior management of Briggs & Stratton, including Briggs & Stratton’s executive officers and the chief executive officer. The objectives of the Committee in establishing compensation arrangements for senior management are: (1) to attract and retain key executives who are important to the continued success of Briggs & Stratton and its operational units; and (2) to provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The primary components of Briggs & Stratton’s executive compensation program are (1) base salary, (2) incentive compensation bonus and (3) incentive stock options.

The Committee believes that:

•	Briggs & Stratton’s incentive plans provide very strong incentives for management to increase shareholder value;

•	Briggs & Stratton’s pay levels are appropriately targeted to attract and retain key executives; and

•	Briggs & Stratton’s total compensation program is a cost-effective strategy to increase shareholder value.

Base Salary

The Committee reviews officers’ base salaries annually. Salaries are based on level of responsibility and individual performance. It is the Committee’s objective that base salary levels, in the aggregate, be at or modestly above competitive salary levels. A competitive salary level is the average for similar responsibilities in similar companies. In setting fiscal year 2003 base salaries, the Committee reviewed compensation survey data that had been provided by its outside consultant, Hewitt Associates, in June 2001 for a Comparator Group of companies in the general sales dollar size range and broad industry sector as Briggs & Stratton. This group is not the same group of companies included in the S&P Machinery Index. The Committee was satisfied that the salary levels set would achieve the Committee’s objective. As a result of this process, Mr. Shiely, as Chief Executive Officer, received a base annual salary of $695,490 in fiscal year 2003.

Incentive Compensation Bonus

Briggs & Stratton maintains an Economic Value Added (“EVA”) Incentive Compensation Plan (the “EVA Plan”). The purpose of the EVA Plan is to provide incentive compensation to key employees, including all employee executive officers, in a form relating financial reward to an increase in the value of Briggs & Stratton to its shareholders. In general, EVA is net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the firm’s capital and is the weighted average cost of (1) equity capital based on a 10-year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for Briggs & Stratton, and (2) debt capital equal to actual after-tax debt cost. EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

Under the EVA Plan in effect for fiscal year 2003, the Accrued Bonus for a participant in any fiscal year is equal to the aggregate of 30% of the Company Performance calculation (Base Salary x Target Incentive Award x Company Performance Factor) plus 70% of the Individual Performance calculation (Base Salary x Target Incentive Award x Individual Performance Factor), with no more than 15% of the Accrued Bonus attributable to Non-Quantifiable Individual Performance Factors. The intent of the Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. For all of the executives named in the Summary Compensation Table the Committee determined that the Individual Performance Factor would be the same as the Company Performance Factor. Individual target incentive awards under the Plan ranged from 20% to 100% of base compensation for fiscal 2003. For the same year, Mr. Shiely’s individual target incentive award was 100%. The Company Performance Factor for the fiscal year was 1.23; and therefore, Mr. Shiely received a bonus of $682,431.

The Company Performance Factor is based on the amount of improvement or deterioration in EVA. If the annual EVA is in excess of the Target EVA, the Company Performance calculation will produce an amount in excess of the Target Incentive Award. If the annual EVA is less than the Target EVA, the Company Performance calculation will produce an amount less than the Target Incentive Award. There is no cap and no floor on the accrued bonus. The Target EVA is the average of the Target EVA and Actual EVA for the prior Plan year plus an Expected Improvement. For Plan year 2003, Expected Improvement was $2 million, and the Target EVA was a negative $343,000.

The Individual Performance Factor is determined by the executive to whom the participant reports, subject to approval by the Committee, and is the average (or weighted average) of one or more quantifiable or non-quantifiable factors called Supporting Performance Factors. Supporting Performance Factors represent an achievement percentage continuum that generally ranges from 50% to 150% of the individual target award opportunity and will be enumerated from .5 to 1.5 based on this range. If approved by the Committee, Supporting Performance Factors which are the same as the Company Performance Factor or are based on divisional EVA are uncapped.

The EVA bonus plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a “Bonus Bank” feature to ensure that extraordinary EVA improvements are sustained before extraordi-

nary bonus awards are paid out. The Bonus Bank applies to Senior Executives as designated by the Committee under the Plan. All of the employee executive officers, including those named in the Summary Compensation Table, were designated Senior Executives for fiscal year 2003. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the new Bonus Bank balance. A Bonus Bank account is considered at risk given that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. Extraordinary EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus with the remainder of the accrued bonus offsetting the negative balance in the Bonus Bank. On termination of employment due to death, disability or retirement, the available balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive available balance. An executive is not expected to repay negative balances upon termination or retirement.

Stock Incentive Plan

In 1990, the shareholders approved Briggs & Stratton’s Stock Incentive Plan (“Incentive Plan”). The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock, restricted stock and stock purchase rights. In early 1993, the Committee worked with a consultant to adopt a method of granting options which more closely aligns financial reward to optionees with the long-term performance of Briggs & Stratton.

Since fiscal 1994, the sole form of options granted under the Incentive Plan has been leveraged stock options (LSOs). The LSOs granted are either Incentive Stock Options or Non-Qualified Stock Options under the Stock Option part of the Incentive Plan. At the 1999 Annual Meeting, shareholders approved an amended and restated Incentive Plan that increased the shares authorized for issuance under the Plan and provided that all stock options granted under the Plan will continue to be premium priced LSOs. Also in 1999, the Committee increased the term of future LSO grants from 5 to 7 years. In 2002, the term of LSOs granted with respect to fiscal year 2003 and subsequent years was further increased by the Committee to 10 years and the premium price of LSOs was set at 3 years from the date of grant, based on a report prepared by Hewitt Associates concerning LSOs. Options granted continue to be exercisable after 3 years.

The maximum number of LSOs to be granted each year is 600,000. The maximum number of LSOs that may be granted cumulatively under the LSO Program is 4,539,986. If the calculation produces more than 600,000 LSOs in any year, LSOs granted to all Senior Executives for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of reduction is carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in future years.

The calculation of the number of options granted to each executive and the method of determining their exercise price, are described below. These LSOs provide an option grant that simulates a stock purchase with 10:1 leverage. Because the LSOs granted for fiscal year 2003, referred to below, have a premium exercise price and a term of ten years, the current Black-Scholes value of these options is 35.4% of the grant date stock price.

The number of LSOs granted to a Senior Executive is determined by dividing the Total Bonus Payout and any uninvested Total Bonus Payout dollars carried forward from the prior year by 10% of the fair market value of Briggs & Stratton stock on the date of grant. The exercise price of the option is the product of 90% of the fair market value on the date of grant times the Estimated Annual Growth Rate compounded over three years, which is the start date of the option exercise period. The Estimated Annual Growth Rate equals the average daily closing 10-year U.S. Treasury Bond yield for the month of March immediately preceding the relevant Plan year plus 1%.

The following example illustrates the calculation of the stock option grant for a Senior Executive who has $50,000 in Total Bonus Payout under the EVA Plan. The number of options earned is calculated by dividing the dollars for investment by 10% of the fair market value of Briggs & Stratton stock on the date of grant. Assume the fair market value of Briggs & Stratton stock on the date of grant is $56.345.

Example:	Number of Options Granted
10% of the fair market value is $5.635
Options Granted are 8,873 ($50,000 ÷ 5.635)

Exercise Price = (.9 x fair market value) x Estimated Annual Growth Rate3*
6.28% is the Estimated Annual Growth Rate (5.28 plus 1%) (See description above)
The exercise price is $60.88 (.9 x $56.345 x 1.06283*)

*	Raising it to the 3rd power takes it to a 3-year compound growth rate, three years being the start date of the 7-year exercise period.

Thus, based on this example, the fair market value of Briggs & Stratton shares must exceed $60.88 between 3 and 10 years from the date of LSO grant to give the LSOs value to the Senior Executives.

On August 15, 2003, after publication of financial results for fiscal year 2003, the Committee granted LSOs to 18 Senior Executives. The number of LSOs granted to Mr. Shiely was determined in the manner described above.

Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain conditions are met. While Mr. Shiely’s individual compensation exceeded this threshold in fiscal year 2003, the EVA Plan and the Stock Incentive Plan are designed generally to ensure full deductibility of compensation paid under these plans. It has been Briggs & Stratton’s policy to take reasonable steps to maintain the corporate tax deductibility of compensation paid to executive officers.

Submitted by the Compensation Committee of the Board of Directors:

David L. Burner, Chairman

Jay H. Baker

Robert J. O’Toole

Brian C. Walker

EXECUTIVE COMPENSATION

Compensation Summary

The table includes information for each of the last three fiscal years concerning the compensation paid by Briggs & Stratton to Briggs & Stratton’s Chief Executive Officer and the four other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year			Long-Term Compensation		All Other Compensation ($) (4)
				Awards	Payouts
		Annual Compensation (1)		Securities Underlying Options/ SARs (#) (2)	LTIP Payouts ($) (3)
		Salary ($)	Bonus ($)
J.S. Shiely Chairman, President and Chief Executive Officer	2003 2002 2001	$695,490 664,666 425,780	$682,431 152,873 0	121,120 39,960 46,270	$0 0 0	$24,640 30,513 40,257

S.H. Rugg Senior Vice President – Sales & Service	2003 2002 2001	276,280 248,420 233,280	192,669 90,363 0	34,190 23,620 19,720	0 0 0	9,942 24,849 27,078

P.M. Neylon Senior Vice President – Engine Products Division	2003 2002 2001	245,190 220,790 208,560	181,293 20,975 0	34,710 11,060 24,710	14,299 21,341 31,852	7,263 21,629 22,802

T.R. Savage	2003	290,600	130,770	23,210	0	8,501
Senior Vice President –	2002	277,020	38,229	9,990	0	22,061
Administration	2001	263,400	0	22,860	0	28,131

J.E. Brenn Senior Vice President and Chief Financial Officer	2003 2002 2001	287,640 276,020 264,600	129,438 38,091 0	22,970 9,960 23,090	0 0 0	7,955 21,955 21,429

(1)	Salary includes amounts earned in fiscal year, whether or not deferred.
(2)	No SARs are outstanding. Option awards reported for fiscal 2003 were granted August 15, 2003.
(3)	Figures reflect the portion of the EVA Plan bonus bank balances paid with respect to each fiscal year.
(4)	All other compensation for fiscal 2003 for Messrs. Shiely, Rugg, Neylon, Savage and Brenn, respectively, includes:
(i) matching contributions to the Briggs & Stratton’s Savings and Investment Plan for each named executive officer of $6,000, $5,879, $5,482, $5,533 and $5,171; (ii) matching contributions to Briggs & Stratton’s Key Employee Savings and Investment Plan for each named executive officer of $15,115, $2,538, $1,605, $2,968 and $2,784; (iii) reimbursement of professional consultant fees for each named officer of $3,525, $1,525, $175, $0 and $0. The years 2002 and 2001 included amounts paid by Briggs & Stratton for the benefit of the named executive officers under Briggs & Stratton’s split dollar Executive Life Insurance Plan. No premiums were paid in 2003.

Stock Options

The Stock Incentive Plan approved by shareholders provides for the granting of stock options with respect to Briggs & Stratton common stock. The tables contain additional information on stock options.

The methodology used in determining the number of grants awarded and other terms and conditions of the grants are found in the Compensation Committee Report on Executive Compensation. Option awards reported for fiscal 2003 were granted effective August 15, 2003. Options become exercisable August 15, 2006. Option awards are intended to qualify as “incentive stock options” to the extent permitted under the Internal Revenue Code of 1986, as amended. Any options not meeting the requirements for incentive stock options will be treated as non-qualified stock options.

Option/SAR Grants For Last Fiscal Year

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($ / Sh)	Expiration Date	Grant Date Present Value ($)
J.S. Shiely	121,120	28.6%	$60.88	8/15/2013	$2,416,344
S.H. Rugg	34,190	8.1	60.88	8/15/2013	682,091
P.M. Neylon	34,710	8.2	60.88	8/15/2013	692,465
T.R. Savage	23,210	5.5	60.88	8/15/2013	463,040
J.E. Brenn	22,970	5.4	60.88	8/15/2013	458,252

The estimated grant date present value reflected in the Option/SAR table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table include the following:

•	An exercise price on the option of $60.88.

•	Fair market value of the common stock on the date of grant of $56.345.

•	An option term of 10 years.

•	An interest rate of 4.55 percent that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term.

•	A monthly stock price volatility of 33.07% (utilizing 36 months of historical month-end stock prices).

•	Cumulative dividends of $1.28 (2.27% yield) paid with respect to a share of common stock in the year prior to the date of grant.

The ultimate values of the options will depend on the future market price of Briggs & Stratton stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Briggs & Stratton common stock over the exercise price on the date the option is exercised.

If there is a “change in control” of Briggs & Stratton, as defined in the Incentive Plan, any outstanding stock options which are not then exercisable will become fully exercisable and vested. Upon a change in control, optionees may elect to surrender all or any part of their stock options and receive a per share amount in cash equal to the excess of the “change in control price” over the exercise price of the stock option. If an optionee’s employment is terminated at or following a change in control (other than by death, disability, or retirement), the exercise periods of an optionee’s stock options will be extended to the earlier of six months and one day from the date of employment termination or the options’ respective expiration dates. No SARs were granted.

Aggregated Option/SAR Exercises In Last Fiscal Year

And FY-End Option/SAR Values*

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J.S. Shiely	12,000	$65,100	81,570	284,810	$149,036	$503,468
S.H. Rugg	13,340	13,940	15,230	110,570	0	238,142
P.M. Neylon	0	0	47,720	98,590	127,165	178,850
T.R. Savage	0	0	30,090	94,340	65,453	214,064
J.E. Brenn	0	0	29,240	94,670	63,240	215,693

*	No SARs are outstanding. Options at fiscal year end include options granted August 15, 2003 for fiscal 2003.

Long-Term Incentive Compensation

As described in more detail in the Compensation Committee Report on Executive Compensation, the EVA Plan requires that accrued bonuses payable to Senior Executives in excess of 125% of their target bonus be banked. This occurred in August 2000 for fiscal 2000. In any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. This occurred in August 2001 for fiscal 2001, when the negative amounts were subtracted from the bonus bank for each of the named executive officers, leaving a negative accrued bonus bank balance for each officer except Mr. Neylon. Under the EVA Plan, because the bonus paid in August 2002 for fiscal 2002 was less than 75% of the target bonus, the negative accrued bonus bank balances remained and were carried forward to fiscal 2003. However, the bonus paid in August 2003 for fiscal 2003 was more than 75% of the target bonus, so the excess over 75% was paid into the bank for each of the named executive officers except Mr. Neylon to reduce their negative balance.

Long-Term Incentive Plans – Awards in Last Fiscal Year

Name	Amounts Banked (Forfeited) ($)	Estimated Future Payouts (Paybacks) Under Non-Stock Price-Based Plans
		Minimum ($)	Maximum ($)
J.S. Shiely	$173,022	$0	$0
S.H. Rugg	11,226	0	0
P.M. Neylon	0	0	29,030
T.R. Savage	83,693	(11,069)	0
J.E. Brenn	82,840	(10,028)	0

Retirement Plan

Briggs & Stratton maintains a defined benefit retirement plan (the “Retirement Plan”) covering all executive officers and substantially all other Milwaukee employees. Under the Retirement Plan non-bargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years’ compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service. This amount is offset by 50% of Social Security. The Social Security offset is prorated if years of credited service are less than 30.

Executive officers participate in an unfunded program that supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.50 of 1% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees. In no event will a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee’s average monthly compensation. The Board of Directors amended the supplemented program in August 2003 to provide Mr. Shiely with up to five additional years of credited service based on his tenure as CEO.

A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of Briggs & Stratton. The trust would not be considered funding the benefits for tax purposes.

The following table shows total estimated annual benefits from funded and unfunded sources generally payable to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications. These are calculated on a single-life basis and adjusted for the projected Social Security offset:

Average Annual Compensation In Highest 5 of Last 10 Calendar Years of Service	Annual Pension Payable for life After Specified Years of Credited Service
	10 years	20 Years	30 Years	40 Years
$200,000	$39,000	$77,000	$116,000	$140,000	*
400,000	81,000	161,000	242,000	280,000	*
600,000	123,000	245,000	368,000	420,000	*
800,000	165,000	329,000	494,000	560,000	*
1,000,000	207,000	413,000	620,000	700,000	*
1,200,000	249,000	497,000	746,000	840,000	*
1,400,000	291,000	581,000	872,000	980,000	*
1,600,000	333,000	665,000	998,000	1,120,000	*
1,800,000	375,000	749,000	1,124,000	1,260,000	*

*	Figures reduced to reflect the maximum limitation of 70% of compensation.

This table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by Briggs & Stratton’s unfunded program will receive the full pension that the officer would be entitled in the absence of such limitations. Compensation, for purposes of the table, includes the compensation shown in the Summary Compensation Table under the headings “Salary,” “Bonus” and “LTIP Payouts.”

The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Shiely-17; Mr. Rugg-30; Mr. Neylon-30; Mr. Savage-11 and Mr. Brenn-25.

Employment Agreements

Each executive officer of Briggs & Stratton, including the officers named in the Summary Compensation Table, is party to a two-year employment agreement. The agreements have a one-year automatic extension upon each anniversary date unless either party gives a 30-day notice prior to the anniversary date that the agreement will not be renewed. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. Briggs & Stratton agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of Briggs & Stratton in comparable positions. In the event of a termination, the payments are continued for the remaining term of the agreement.

Change of Control Employment Agreements

The Board of Directors has authorized the Chairman of the Board to offer to all executive officers change in control employment agreements. These ensure the employee’s continued employment following a “change in control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. Briggs & Stratton currently has such agreements with all of its executive officers. These agreements become effective only upon a defined change in control of Briggs & Stratton, or if the employee’s employment is terminated upon or in anticipation of such a change in control and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for “cause” or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee’s annual salary and bonus and a “gross-up” payment that will, in general, effectively reimburse the employee for any amounts paid under Federal excise taxes.

AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of Deloitte & Touche LLP as its independent auditors for the current year ending June 27, 2004. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. He or she will have the opportunity to make a statement and respond to appropriate questions.

On May 20, 2002 the Company dismissed Arthur Andersen LLP as its independent public accountants and appointed Deloitte & Touche LLP as its new independent accountants. The decision to dismiss Arthur Andersen and to retain Deloitte & Touche was recommended by the Company’s Audit Committee and approved by its Board of Directors. Arthur Andersen’s report on the Company’s consolidated financial statements for the fiscal year ended July 1, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal year ended July 1, 2001, and the subsequent interim period through May 20, 2002 (date of dismissal), there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal year ended July 1, 2001, and the subsequent interim period through May 20, 2002 (date of dismissal). During the fiscal year ended July 1, 2001, and the subsequent interim period through May 20, 2002 (date of dismissal), the Company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 29, 2003 accompanies this Proxy Statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2004 Annual Meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 9, 2004 and no later than August 4, 2004, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 14, 2004 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin

September 11, 2003

BRIGGS & STRATTON CORPORATION

[Briggs & Stratton Logo]

Instructions for Voting Your Proxy

Shareholders of record have three ways to vote their proxies:

• By Telephone (using a touch-tone telephone)	• Through the Internet (using a browser)	• By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada

•	On a touch-tone telephone, call TOLL FREE 1-888-216-1332, 24 hours a day, 7 days a week

•	You will be asked to enter the CONTROL NUMBER shown below followed by the pound sign (#)

•	Have your proxy card ready, then follow the prerecorded instructions

•	Your vote will be confirmed and cast as you directed

INTERNET VOTING

•	Visit the Internet voting Website at https://www.proxyvotenow.com/bgg

•	Enter the CONTROL NUMBER shown below and follow the instructions on your screen

•	You will incur only your usual Internet charges

VOTING BY MAIL

•	Simply mark, sign and date your proxy card and return it in the postage-paid envelope

You may vote by Telephone or Internet anytime until 5:00 p.m. Eastern Daylight Time, on October 14, 2003.

Do not return your Proxy Card if you are voting by Telephone or Internet.

Your Control Number is:

ò TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN ENVELOPE PROVIDED ò

☒	Please mark votes as in this example

BRIGGS & STRATTON CORPORATION ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS.

(a)	Election of Three Directors: Nominees–(01) Robert J. O’Toole; (02) John S. Shiely; (03) Charles, I. Story

VOTE FOR all nominees listed*	VOTE WITHHELD from all nominees listed
☐	☐

*	To withhold authority to vote for any nominee, write the nominee’s name on the space below.

(b)	In the discretion of the appointed proxies on any other matters properly brought to a shareholder vote at the meeting, all as set forth in the Notice and Proxy Statement.

You are acknowledging receipt of the Notice and Proxy Statement by submitting your vote.

☐ I PLAN TO ATTEND THE MEETING

DATE: , 2003

Signature(s) in Box

Please sign exactly as your name appears, giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

BRIGGS & STRATTON CORPORATION

P.O. Box 702, Milwaukee, WI 53201–0702

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

(SEE REVERSE SIDE)

ò DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ò

PROXY

[Briggs & Stratton Logo]

BRIGGS & STRATTON CORPORATION

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING

OF SHAREHOLDERS–OCTOBER 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of JOHN S. SHIELY and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Nashville, Tennessee on October 15, 2003 at 9:00 a.m. Central Daylight Time. My directions are on the reverse side. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” the election of directors and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be Signed on Reverse Side)